Exhibit 8.1

[LETTERHEAD OF TUCKER ELLIS LLP]

May 9, 2018

Civista Bancshares, Inc.

100 East Water Street

Sandusky, Ohio 44870

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

Re:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as counsel to Civista Bancshares, Inc., an Ohio corporation (the “Company”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of March 11, 2018 (the “Agreement”), by and between the Company, the Company’s wholly owned subsidiary, Civista Bank, a bank chartered under the laws of the State of Ohio, United Community Bancorp, an Indiana corporation (“United Community”), and United Community’s wholly owned subsidiary, United Community Bank, a federally-chartered savings and loan pursuant to which United Community will merge with and into the Company with the Company surviving that merger (the “Merger”), as more fully described in the Registration Statement on Form S-4, including a joint proxy statement/prospectus (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This legal opinion is being delivered to you in connection with the Registration Statement.

We have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are relying expressly for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are relying expressly upon additional representations of fact made by the Company in a letter on or about dated the date hereof and by United Community in a letter dated on or about the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of the Company and certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) both the Company and

United Community will be parties to such reorganization within the meaning of Section 368(b) of the Code. In addition, the descriptions of the law and legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” is our opinion regarding U.S. federal income tax consequences that are material to a U.S. holder of United Community common shares that holds such shares as a capital asset.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws that also may be applicable thereto, nor do we express any opinion in this letter as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions that are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” addresses all of the U.S. federal income tax consequences of the Merger that may be applicable to United Community and the Company or the holders of United Community common shares.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger. It is an expression of professional judgment and not a guarantee of a result. Our opinion is based upon the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively. In addition, our opinion is based upon our knowledge of the facts as of the date hereof. If (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. Furthermore, by rendering this opinion, we undertake no responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any new developments in the application or interpretation of the federal income tax laws.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

The opinion expressed herein is furnished specifically for the Company, United Community and the holders of United Community common shares, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Tucker Ellis LLP